Exhibit 99.1

Contacts:
Dr. Stephen A. Hill, CEO
Louise A. Mawhinney, CFO
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Conference call scheduled for today at 9 a.m. Eastern Time

Woburn, Mass., Apr. 21, 2004 – ArQule, Inc. (NASDAQ: ARQL) today announced results for its first quarter ended March 31, 2004.

For the quarter, ArQule’s revenues were $11,761,000, compared with $15,653,000 for the same period of 2003. The Company reported a net loss of $5,251,000, or $0.18 per share, for the first quarter of 2004, compared with a net loss of $750,000, or $0.03 per share, for the first quarter of 2003. Net loss for the first quarter of 2004 included a restructuring charge of $1,072,000 related to the elimination of 53 positions during the quarter as part of the Company’s efforts to shift resources to support its oncology research and development efforts.

ArQule ended the first quarter of 2004 with approximately $58 million in cash and marketable securities, compared with $77 million at December 31, 2003. Use of cash was high in the first quarter due to the timing of payables and receivables. The guidance for net decrease in cash during 2004 remains unchanged at between $14 million and $16 million, as stated in the April 2nd press release.

“This was a very successful quarter for ArQule. In February, we amended our collaboration with Pfizer. Under the amended deal we could potentially receive a total of $291.2 million in cash over the entire collaboration. In addition, we received a milestone payment from Wyeth for an IND filing based upon a compound whose discovery was facilitated through the collaborative Directed Array® Program with ArQule. Our oncology research and development efforts to date have culminated in a strategic alliance with Roche to discover and develop drug candidates using the E2F pathway, thereby validating ArQule’s emergence as a serious contributor to oncology research and development. Entering into this alliance will generate an immediate research and development payment of $15 million to ArQule, with the potential to earn up to $276 million plus royalties,” said Dr. Stephen A. Hill, ArQule’s President and CEO. “Our financial guidance for the year remains unchanged from the updated guidance given in our press release of April 2nd.”

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ArQule will hold a conference call at 9:00 a.m. Eastern Time. Dr. Stephen A. Hill, President and CEO and Louise Mawhinney, Vice President and CFO will participate in the call.

Date: Time:	Wednesday, April 21, 2004 9:00 a.m. ET
Conference Call Numbers
Toll Free: Toll: Webcast:	(800) 310-1961 (719) 457-2692 www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free (888) 203-1112 and outside the U.S. (719) 457-0820. The access code is 864477.

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including collaborations with Pfizer, Novartis, and Sankyo. For more information, please visit www.ArQule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 (“Reform Act”), which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: ARQ 501 and other compounds may fail in clinical trials; possible delays in clinical trials; the ability to commercialize product candidates if ArQule fails to demonstrate adequately their safety and efficacy; the ability of its competitors to develop and market cancer products that are more effective and have fewer side effects; the ability to integrate successfully ArQule’s biology experience and the ACTSM platform with its small-molecule chemistry expertise; the ability to improve the treatment of cancer patients; the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; payments may not be received on a timely basis; collaborators may terminate their agreements with ArQule; ArQule may not achieve the milestones agreed upon for its strategic alliances; and, the risks and uncertainties described in ArQule’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2004, its Form S-3 filed with the Commission on December 15, 2003 and its Form 10-Q filed with the Commission on November 12, 2003. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31
	(Unaudited)
	2004	2003
Revenue:
Compound development revenue	$11,493	$15,653
Compound development revenue — related parties	268	—

Total revenue	11,761	15,653

Costs and expenses:
Cost of revenue	8,538	9,333
Research and development	4,968	4,567
Marketing, general and administrative	2,603	2,647
Restructuring charge	1,072	—

Total costs and expenses	17,181	16,547

Loss from operations	(5,420)	(894)
Net investment income	169	144

Net loss	$(5,251)	$(750)

Basic and diluted net loss per share (A)	$(0.18)	$(0.03)

Weighted average common shares outstanding — basic and diluted	28,729	21,691

(A) Basic and diluted net loss per share amounts were equal in both periods presented.

	March 31,	December 31,
Balance sheet data (In thousands):	2004	2003
Cash, cash equivalents and marketable securities	$57,798	$76,724
Working capital	50,638	54,698
Total assets	117,599	128,424
Stockholders’ equity	81,385	86,477

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